UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT - APRIL 14, 2003
                        (Date of Earliest Event Reported)

                                   WICKES INC.
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           Commission File No. 1-14967
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         Delaware                                             36-35544758
---------------------------                           --------------------------
  (State of Incorporation)                                 (I.R.S. Employer
                                                           Identification No.)


706 North Deerpath Drive, Vernon Hills, Illinois                  60061
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   (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:           (847) 367-3400






Item 5.        Other Events.


     On October 11, 2002, the Company received notice from Nasdaq that the bid price of the Company's common stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and, as a result, did not comply with Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided l80 calendar days, or until April 9, 2003, to regain compliance with the Rule.

     On April 14, 2003, the Company received notice from Nasdaq that the Company has not regained compliance in accordance with Marketplace Rule 43l0(c)(8)(D). However, Nasdaq notes that the Company meets the initial listing requirements for The Nasdaq SmallCap Market under Marketplace Rule 43l0 (c)(2)(A). Specifically, the Company qualifies with the $5 million stockholders' equity requirement. For the fiscal year ended December 28, 2002, the Company reported $36,030,000 in stockholders' equity. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will now be provided an additional 180 calendar days, or until October 6, 2003, to regain compliance. If, at anytime before October 6, 2003, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that the Company complies with the Rule. If compliance with this Rule cannot be demonstrated by October 6, 2003, Nasdaq will determine whether the Company meets the initial listing criteria under Marketplace Rule 4310 (c)(2)(A). If it meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 90 calendar days to demonstrate comp1iance. Otherwise, Nasdaq will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Nasdaq's determination to a Listing Qualifications Panel.